Exhibit 8.1

List of Subsidiaries of CI&T Inc

Subsidiary	Jurisdiction of incorporation
CI&T Delaware LLC	Delaware
CI&T Software S.A.	Brazil
CI&T Portugal, Unipessoal Lda	Portugal
CI&T, Inc.	Pennsylvania
CI&T Australia PTY Ltd	Australia
CI&T Japan Inc	Japan
CI&T Software Inc.	Canada
CI&T UK Limited	United Kingdom
CI&T Argentina S.A.	Argentina

CI&T China, Inc

Dextra Inc

CINQ Technologies USA LLC

SOMO Global LTD.

SOMO Custom LTD.

SOMO Global Inc.

SOMO Global SAS.

CI&T Oceania PTY LTD.

Unconstrained Thinking PTY LTD

NTERSOL CONSULTING, LLC

COREIP HOLDINGS, INC.

CI&T Colômbia S.A.S.

China United States United States United Kingdom United Kingdom United States Colombia Australia Australia Delaware Delaware Colômbia